SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    Form 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                June 3, 1998 (May 15, 1998) Date of Report (Date
                           of earliest event reported)

                         Quest Diagnostics Incorporated
             (Exact name of registrant as specified in its charter)


                                    Delaware
                 (State or other jurisdiction of incorporation)


               1-12215                               16-1387862
      (Commission File Number)           (IRS Employer Identification No.)

                     One Malcolm Avenue, Teterboro, NJ 07608
                    (Address of Principal Executive Offices)

       Registrant's telephone number, including area code: (201) 393-5000

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Item 5.  Other Events.

      The information contained in Exhibit 20 hereto is incorporated herein by reference.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

      (c)  Exhibits.

      Exhibit Number    Description

      20            The Registrant's press release dated May 18, 1998

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 3, 1998

Quest Diagnostics Incorporated

By /s/ Robert A. Carothers        Vice President and
   -------------------------
       Robert A. Carothers        Chief Financial Officer

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EXHIBIT 20

           QUEST DIAGNOSTICS AND PREMIER INC. FORM STRATEGIC ALLIANCE

                      TO OFFER LABORATORY TESTING SERVICES

                TO PREMIER'S 1,700 HOSPITAL OWNERS AND AFFILIATES

TETERBORO, NJ, and SAN DIEGO, CA., MAY 18, 1998--Quest Diagnostics Incorporated (NYSE: DGX) and Premier Inc. announced today the establishment of a strategic alliance to provide a broad range of clinical laboratory testing, information and services to the more than 1,700 hospitals run by owners and affiliates of Premier.

Quest Diagnostics will offer a wide variety of services to Premier's owners and affiliates. As the primary provider for reference laboratory testing services, Quest Diagnostics will provide world-class testing, customer service, specimen collection and courier service, and appropriate electronic interfaces to meet the needs of Premier's members and affiliates.

As the exclusive provider of Strategic Services, Quest Diagnostics will offer comprehensive services to maximize hospital clinical laboratory testing efficiency. These services include providing laboratory management of hospital operated laboratories and the newly created concept of Strategic Sourcing. Expanding on traditional outsourcing, Quest Diagnostics Strategic Sourcing uses a unique process to identify the lowest cost testing environment available, including on-site and alternate site testing, and route all appropriate testing to that location. These innovative approaches will be tailored to meet the needs of interested hospitals and health systems and are structured to achieve savings in excess of 10% of their current costs to perform laboratory testing.

In addition, a joint quality committee will be formed composed of members from Quest Diagnostics and Premier, including representatives from its owner hospitals, to measure, monitor and enhance service quality in laboratory testing.

The Reference Testing Agreement, which establishes Quest Diagnostics as the primary provider to Premier, takes effect August 1 and has a five year term, which is renewable for an additional five years. Eligible hospitals may access the agreement by completing an enrollment form. The Strategic Services Agreement takes effect immediately and has a 10-year term.

Premier will earn cash and Quest Diagnostics common equity, proportional to the volume of testing generated. As part of Strategic Services arrangements with Premier hospitals and health systems, Quest Diagnostics will purchase a participant's outreach testing business. The transaction is expected to yield significant revenues in 1999 from reference testing alone and be accretive to earnings per share for Quest Diagnostics.

 "The comprehensive relationship between Quest Diagnostics and Premier, the nation's largest healthcare alliance, provides a unique opportunity to change the industry," said Kenneth W. Freeman, chairman and chief executive officer of Quest Diagnostics. "Through our innovative partnership, we have aligned our mutual interests to help Premier hospitals improve quality and efficiency and at the same time reduce costs."

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 "Pressures in the health care industry to reduce costs and improve efficiency have made it essential for hospitals to join together to leverage their collective strengths," said Robert W. O'Leary, Premier's chairman and chief executive officer. "Through this innovative, industry-changing partnership with Quest Diagnostics, we are now able to offer our owners and affiliates the broadest range of choices available for operating their clinical laboratories. Together, we are aligning our interests to increase efficiency for hospitals and improve the quality of patient care."

The development of this creative industry-first relationship with Quest Diagnostics is the result of a comprehensive evaluation of the clinical laboratory industry by a Premier owner task force led by William Nydam, executive vice president of Premier and John Biggers, vice president of Premier's Corporate Business Development unit. Premier hospitals and health systems account for $5 billion in total annual clinical laboratory spending, including more than $150 million in testing referred to outside independent laboratories.

Premier is the largest healthcare alliance enterprise in the United States, with approximately 230 owner systems that own or operate some 800 institutions and have affiliations with another 900 hospitals. The organization maintains offices in Charlotte, Chicago, San Diego, and Washington, D.C. Premier provides hospitals and healthcare systems across the nation with products and services designed to help them reduce costs, develop integrated delivery systems, manage technology, and share knowledge. Premier's decision support business unit is an industry leader that offers healthcare information solutions through comparative benchmarking and consulting. More information may be found on the Internet at: www.premierinc.com.

Quest Diagnostics is one of the nation's leading providers of diagnostic testing, information and services to physicians, hospitals, managed care organizations, employers and government agencies. The wide variety of tests performed on human tissue and fluids help doctors and hospitals diagnose, treat and monitor disease. Its Nichols Institute unit conducts research, specializes in esoteric testing using genetic screening and other advanced technologies, performs clinical studies testing, and manufactures and distributes diagnostic test kits and instruments. Quest Informatics collects and analyzes laboratory, pharmaceutical and other data to help large health care customers identify and monitor patients who are at-risk for certain diseases. Additional company information can be found on the Internet at: www.questdiagnostics.com.

The statements in this press release which are not historical facts or information may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. Certain of these risks and uncertainties are listed in the Quest Diagnostics Incorporated 1997 Form 10-K.

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